Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FROM:	Christy Stoner

Uwharrie Capital Corp

704-991-1138

DATE:	February 26, 2010

Uwharrie Capital Corp, parent company for Bank of Stanly, Anson Bank and Trust and Cabarrus Bank and Trust, reported total assets at December 31, 2009 of $478 million, an increase of $25.3 million, or 5.6% compared to year-end 2008.

For the year ended December 31, 2009, the Company reported net income of $690 thousand compared $2.0 million for 2008. Net income for 2009 was reduced by investment impairment charges that were $1.8 million higher than in 2008, as well as the previously announced $209,000 special FDIC insurance assessment. These two charges had the effect of reducing 2009 net income by approximately $1.3 million, net of tax. Net income available to common shareholders was $48 thousand for 2009, after reflecting the payment of dividends on preferred stock issued by the Company.

Roger L. Dick, Chief Executive Officer commented, “Our core banking remains strong and we have fared better than many of our peers. For that, we are thankful. In order to position our company for future growth and prosperity, we have consciously taken steps which have reduced current earnings, but which we believe will have a positive impact in the future. Uwharrie Capital Corp and its subsidiaries continue to be well-capitalized financial services institutions and we remain focused on providing excellent products and services to the markets we serve.”

The Company reported total deposits at December 31, 2009 of $376.8 million, an increase of $23.1 million or 6.5% compared to December 31, 2008. During that same period, total net loans increased $12 million, or 3.6%, to $348.5 million.

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NEWS RELEASE